UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2021 (September 24, 2021)

POINT BIOPHARMA GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-0800493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4850 West 78th Street, Indianapolis, IN	46268
(Address of principal executive offices)	(Zip Code)

(647) 812-2417

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PNT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2021, POINT Biopharma Inc., a Delaware corporation (“POINT”) and wholly-owned subsidiary of POINT Biopharma Global Inc., a Delaware corporation (the “Company”), entered into a third amendment (the “Third Amendment”) to that certain Exclusive Sublicense Agreement, dated April 2, 2020, between POINT and Bach Biosciences, LLC, a Delaware limited liability company (the “Bach Biosciences”), as amended by the First Amendment to Exclusive Sublicense Agreement, dated April 14, 2020, and the Second Amendment to Exclusive Sublicense Agreement, dated January 5, 2021 (collectively, the “Sublicense Agreement”).

The Sublicense Agreement grants to POINT an exclusive, sublicensable, worldwide license under Bach Biosciences’ patent rights to use, develop, manufacture and commercialize any products arising from the licensed technology. Under the Sublicense Agreement, the Company is responsible for the costs of all preclinical and clinical development activities during the preclinical and clinical development phase of the collaboration.

Pursuant to the Third Amendment, the Company exercised its option (the “Commercialization Option”) under the Sublicense Agreement to acquire a worldwide exclusive, royalty bearing license to commercialize any products and processes from uses of patent rights for FAP-targeted radiopharmaceuticals. The Third Amendment also amended the Sublicense Agreement to provide POINT with the first option (the “Invention Option”) to acquire a worldwide exclusive royalty bearing license to Bach Biosciences’ patent rights, materials and know-how with respect to new inventions directed to FAP-targeted radiopharmaceuticals. As partial consideration for the exercise of the Commercialization Option and the grant of the Invention Option under the Third Amendment, POINT paid to Bach Sciences, upon execution of the Sublicense Agreement, an upfront payment of $600,000 and, in connection with execution of the Third Amendment, an option exercise fee of $3,250,000. POINT is also required to make regular quarterly contributions up to a specified amount to Bach Sciences’ specified research and development until June 1, 2022 and October 1, 2022, in each case, commencing on October 1, 2021. The Sublicense Agreement also requires that POINT will be required to make aggregate milestone payments of up to $8,000,000 to Bach Biosciences upon the achievement of specified development and regulatory milestones and up to $38,000,000 upon the achievement of specified sales milestones. Pursuant to the Third Amendment, POINT also acquired a right of first negotiation to future radiopharmaceuticals (which are not FAPi radiopharmaceuticals inventions or other inventions subject to the Invention Option) owned or controlled by Bach Biosciences.

The Third Amendment also amends the sublicense fees and reimbursable expenses payable by POINT under the Sublicense Agreement. As amended, the sublicense fee ranging from low-teens to mid-twenties to be paid by POINT based upon income and other benefits received with respect to sublicenses by POINT and its affiliates of the licensed patents will be determined for each distinct licensed product or related family of licensed products. In addition, the Third Amendment provides that, in addition to reimbursement of ongoing patent expenses, for the patents with respect to which POINT exercised its Commercialization Option, POINT will also reimburse Bach Biosciences for all sunk patent expenses up to a specified maximum amount per patent application family having a common priority date incurred by Bach Biosciences prior to the exercise of such option by POINT. The Sublicense Agreement also obligates POINT to reimburse Bach Biosciences for all costs and expenses incurred related to the development, manufacture, regulatory approval and commercialization of all licensed products.

POINT has the right to terminate the Sublicense Agreement, subject to a prior written notice of 90 days to Bach Biosciences. If POINT or Bach Biosciences fails to comply with any of its obligations or otherwise breaches the agreement, the other party may terminate the agreement. The Sublicense Agreement will expire upon the cessation of commercialization of the last licensed product by POINT.

Item 8.01	Other Events.

The Company issued a press release announcing the exercise of the Commercialization Option on September 28, 2021. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release by POINT Biopharma Global Inc. dated September 28, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2021	POINT BIOPHARMA GLOBAL INC.

	By:	/s/ Bill Demers
	Name:	Bill Demers
	Title:	Chief Financial Officer

4